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                                                                 EXHIBIT (a)(14)

[EMAIL MESSAGE FROM PETER MCGOFF TO ALL EMPLOYEES OF THE COMPANY REGARDING THE EXCHANGE OFFER.]

TO ALL INFORMATICA EMPLOYEES:

Given the horrific events of today and our understandable focus on family, friends and colleagues on the east coast of the US, Informatica has decided to extend the Offer Period of the Option Exchange Program by one day - to September 13, 2001. As a result of this extension, we will accept options properly tendered through 9:00 p.m. PST on September 13, 2001. All properly tendered options will be cancelled on September 14, 2001. Replacement options will be granted on or after March 15, 2002.

If you intend to participate in the Option Exchange Program, your Election Form must be RECEIVED by Deborah Haynes by 9:00 p.m. Pacific Standard Time, September 13, 2001. For your convenience, the Election Form is attached to this email. In order to exchange any of your option grants, you must print, complete and sign this form and return it to Deborah at the address or fax number below.

       2100 Seaport Blvd.
       Redwood City, California 94063
       U.S.A.
       Phone: 650-385-5146
       Fax: 650-385-4110

Option Exchange information is available on the HR intranet site:

http://central.informatica.com:72/Central/HumanResources/stock+programs/
option+exchange+program.htm

Thank you.

Pete McGoff